EXHIBIT 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Cardero Resource Corp. (“Cardero”), pertaining to the 2002 Incentive Stock Option Plan, of our report on the consolidated balance sheets as at October 31, 2007 and 2006 and the consolidated statements of operations, shareholders’ equity and cash flows for each of the years ended October 31, 2007, 2006 and 2005, dated January 17, 2008, our Comments by Auditors for US Readers on Canada-US Reporting Differences, dated January 17, 2008, and our Report of Independent Registered Public Accounting Firm on Cardero’s internal control over financial reporting as of October 31, 2007, dated January 28, 2008, which are contained in the Annual Report on Form 40-F, as amended, of Cardero for the year ended October 31, 2007.

/s/ Smythe Ratcliffe LLP

Chartered Accountants

Vancouver, British Columbia, Canada

June 3, 2008